    As filed with the Securities and Exchange Commission on August 16, 2001
                                                    Registration No.333-6358
===============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              PRE-EFFECTIVE
                           AMENDMENT NO. 1 TO
                                FORM SB-2
	                  REGISTRATION STATEMENT
                                 UNDER
	                THE SECURITIES ACT OF 1933


                        RUBIN PROPERTY GROUP, INC.
               (name of small business issuer in its charter)

          Delaware               6500                     95-4849639
      (State or other           Primary                (I.R.S.) Employer
      jurisdiction of           Standard              Identification Number
       incorporation           Industrial
      or organization)       Classification
                              Code Number



                 2121 Avenue of the Stars, Suite 101,
             Los Angeles, California 90067/ (310) 407-0100
          (Address, including zip code, and telephone number,
                 including area code, of registrant's
                    principal executive office)

                      --------------------
          Dan Rubin, President and Chief Executive Officer
	            Rubin Property Group, Inc.
                  2121 Avenue of the Stars, Suite 101,
             Los Angeles, California 90067 / (310) 407-0100
	(Name, address, including zip code, and telephone number,
	                including area code, of agent for service)
                      --------------------
                              COPIES TO:


                        Robert L. Davidson, Esq.
                            75 S. Broadway
                        White Plains, NY 10601
                      Telephone No. 914 304 4062


Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under
the Securities Act of 1933, check the following box.    [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the
same offering.    [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following boxes and list the
Securities Act registration statement number of the earlier effective
registration statement for the same offering.    [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.    [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434,
please check the following box.    [ ]

We amend this registration statement as may be necessary to delay its effective date until we shall file another amendment which specifically states that this registration statement shall become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to Section 8 (a) may determine.

Calculation of Registration Fee


Title and Par Value of each      Amount to be    Proposed        Proposed      Amount of
class of securities to            Registered1<F1>    maximum         maximum       Registration
be registered                      (Maximum)     aggregate       offering      Fee
 	                                           offering        price
                                                 price per
                                                 share2<F2>

Common Stock, Par Value $.0001     3,000,000     $1.00           $3,000,000    $750




<F1>1    If there is a stock split, stock dividend or similar transaction involving our Common Stock, in order to prevent dilution, the number of shares registered hereunder will automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

<F2>2    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and (g).

The information in this prospectus is not complete. We are not allowed to sell the common stock offered by this prospectus until the registration statement that we have filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell our common stock - and does not solicit offers to buy - in any state where the offer or sale is not permitted.


                 Subject to completion, dated August 15, 2001

                                 Common Stock

                 3,000,000 Maximum Number of Shares to be Sold
                  200,000 Minimum Number of Shares to be Sold

                               _________________

                          Rubin Property Group, Inc.
                                  _________

                                  Prospectus


    We are offering up to 3,000,000 shares of common stock at a price of $1.00 per share on a direct participation basis. The offering will close if a minimum of 200,000 shares are sold. All funds raised will be returned if we are unable to sell the minimum number of shares by the date occurring 90 days from the date of this prospectus. We may extend the offering, and the date by which the minimum number of shares must be sold before the funds must be returned, by an additional 180 days. We will act as escrow agent for funds received until the minimum number of shares have been sold. If the minimum number has been sold before termination, the funds held in escrow will be released to us. If the minimum number has been sold, we will continue to accept subscriptions until termination. Funds will be returned to investors without interest if the minimum number of shares have not been sold by termination. We will not be deducting any fees or other amounts from the funds to be returned.


    Our common stock is subject to the penny stock rules. These rules may result in reduced trading in our securities making it difficult for an investor to sell them. See "Market for Common Equity and Related Shareholder Matters."

                                 __________

  Investing In Our Common Stock Involves Risks. See "Risk Factors" At Page 6.
                                 __________

                 Price to		Underwriting		Proceeds
                 Public                 Discounts and           to Us
                                        Commissions
                 ----------             -----------             ----------
Per Share        $     1.00             $    0                  $     1.00
Total (minimum)  $  200,000             $    0                  $  200,000
Total (maximum)  $3,000,000             $    0                  $3,000,000


    This offering is self-underwritten. No underwriting discounts or commissions will be paid on shares sold directly by us.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                ___________, 2001

                                  Prospectus

    Summary................................................................2
    Risk Factors...........................................................6
    Note About Forward-Looking Statements.................................15
    Determination of Offering Price.......................................15
    Dilution..............................................................15
    Use of Proceeds.......................................................18
    Description Of Our Business...........................................19
    Plan of Operation.....................................................24
    Description Of Property...............................................25
    Shares Available For Future Sale......................................28
    Plan Of Distribution..................................................29
    Directors, Executive Officers, Promoters And Control Persons..........31
    Principal Shareholders................................................33
    Description Of Securities.............................................35
    Legal Proceedings.....................................................38
    Certain Transactions..................................................39
    Market For Common Equity And Related Shareholder Matters..............39
    Executive Compensation................................................41
    Interest Of Named Experts And Counsel.................................41
    Legal Matters.........................................................42
    Management Indemnification............................................42
    Taxes.................................................................42
    Suitability...........................................................43
    Prior Performance of Management.......................................43
    Conflicts of Interest.................................................43
    Available Information.................................................45
    Additional Information................................................45
    Index to Financial Statements........................................F-1


    Until 90 days after the date of the prospectus all dealers effecting transactions in the registered securities whether or not participating in this distribution may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

    You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering and selling the shares only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of the delivery of the Prospectus or any sale of the shares.


                                   Prospectus Summary

The Company


    We are a development stage company engaged in the real estate business. We have not conducted any active business operations as of the date of this prospectus. There are currently no shares of our common stock issued or outstanding. We plan to buy, sell and develop properties which are currently either undeveloped or income producing. On the effective date of this offering, we will issue 1,500,000 shares of our common stock to Rubin Investment Group (RIG). RIG is wholly owned by Dan Rubin, our president, chief executive officer and chairman. In exchange, Mr. Rubin will transfer to us his 50% undivided interest in a parcel of undeveloped land located in Woodland, California (Woodland Property).


    The Woodland Property is being valued for the purposes of our agreement with Mr. Rubin at its cost to Mr. Rubin of $342,500, or $.23 per share. Mr. Rubin acquired his interest in the Woodland Property in August, 1999. No appraisal has been made of the value of the Woodland Property.


    The types of properties we expect to acquire include (i) residential, (ii) commercial, (iii) undeveloped, and (iv) structures to be converted from commercial to residential. Residential properties will include homes, units in buildings and entire apartment buildings in low to middle income areas. Commercial properties will include office and retail space in developed areas.
 Undeveloped properties will be sought in developing areas. We will also seek to acquire commercial properties for conversion to residential use.
Initially, we will seek properties located in California. Ultimately, we will seek properties located on the rest of the West Coast and the balance of the continental United States. The estimated range of values for our properties is from $100,000 to $1,000,000.

    We have executive offices at 2121 Avenue of the Stars, Suite 101, Los Angeles, California 90067 and our telephone number is (310) 407-0100. Our World Wide Web address is www.rubinpropertygroup.com. A copy of this prospectus may be accessed from our website. Other information on our website does not constitute part of this prospectus.


The Offering

Shares of common stock offered (minimum)                           200,000
Shares of common stock offered (maximum)                         3,000,000

    We are offering up to 3,000,000 shares of common stock at a price of $1.00 per share on a direct participation basis. The offering will close if a minimum of 200,000 shares are sold. All funds raised will be returned if we are unable to sell the minimum number of shares by the date occurring 90 days from the date of this prospectus. We may extend the offering, and the date by which the minimum number of shares must be sold before the funds must be returned, by an additional 180 days. We will act as escrow agent for funds received until the minimum number of shares have been sold. If the minimum number has been sold before termination, the funds held in escrow will be released to us. If the minimum number has been sold, we will continue to accept subscriptions until termination. Funds will be returned to investors without interest if the minimum number of shares have not been sold by termination. We will not be deducting any fees or other amounts from the funds to be returned.


    The offering period may be extended by management based on its assessment of market conditions and the number of shares sold when extension is considered. If a number almost equal to the minimum or maximum has been sold, the offering may be extended so we can reach such minimum or maximum.
If sales were still occurring at a significant rate near the end of the initial offering period, management may elect to extend the offering period. We intend to keep a list of the names and addresses of all persons offered our securities and will notify them of any extension by mail.


    We currently have no common stock outstanding. There will be 1,500,000 shares of common stock outstanding as of the effective date of this prospectus. The offering is self-underwritten.

Use of Proceeds

    All of the proceeds will be used for the acquisition of income producing or undeveloped properties, or interests in such properties. Our planned property acquisitions are based on the range of proceeds as follows:

        $200,000 to $500,000. Smaller cash flow positive properties such as single or several family unit residences, or small commercial properties. No undeveloped properties or properties needing conversion from commercial to residential use would be sought.

        $500,000 to $1,500,000. More substantial residential and commercial properties. Allocation of $200,000 to $300,000 for the acquisition of undeveloped property or converted use property.

        $1,500,000 to $3,000,000. Larger residential and commercial properties. We would also emphasize negotiations for the acquisitions of the 50% interest in the Woodland Property not owned by us. We estimate that it would cost $350,000 to $450,000 for us to acquire this interest.

Selected Financial Data


    The following table sets forth selected financial data as of June 8, 2001 and the 3 month period beginning March 8, 2001 (inception date). The data set forth below should be read in conjunction with the Financial Statements and related Notes to Financial Statements appearing elsewhere herein.


STATEMENTS OF OPERATIONS DATA:
Total revenue. . . . . . . . . . . . . . . . . . . . . . .   $         0
Total expense. . . . . . . . . . . . . . . . . . . . . . .            750
Income (loss) from operations. . . . . . . . . . . . . . .           (750)
Net income (loss). . . . . . . . . . . . . . . . . . . . .           (750)

Basic income (loss) before extraordinary items per share .   $        nil

Basic extraordinary item per share . . . . . . . . . . . .   $         0
Basic net income per share . . . . . . . . . . . . . . . .   $        nil

Basic weighted average shares. . . . . . . . . . . . . . .             0

Diluted income before extraordinary items per share. . . .   $        nil
Diluted extraordinary item per share . . . . . . . . . . .   $         0
Diluted net income per share . . . . . . . . . . . . . . .   $        nil
Diluted weighted average shares. . . . . . . . . . . . . .        400,000

BALANCE SHEET DATA:

Total assets . . . . . . . . . . . . . . . . . . . . . . .   $         0
Long term debt . . . . . . . . . . . . . . . . . . . . . .             0
Total liabilities. . . . . . . . . . . . . . . . . . . . .            750
Total stockholders' equity . . . . . . . . . . . . . . . .           (750)
Tangible book value per share. . . . . . . . . . . . . . .   $        nil

Risk Factors


    An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors before investing in our common stock.


Risks Relating to Our Business

We have no operating history. We may not be able to develop any business operations.


    We have not commenced any active business or operations as of the date of this prospectus. We intend to acquire income producing properties and undeveloped properties and pay for these properties with a combination of the proceeds of this offering, issuances of our common stock and borrowed funds secured by the properties acquired.


    We may not be able to find suitable properties for acquisition. Even if suitable properties are found, we may not be able to arrange the financing necessary to acquire such properties. In this event, we will not be able to commence any meaningful business operations or activities.


We will face a strong competitive market.


    The commercial real estate industry is highly competitive, and we will compete with substantially larger companies for the acquisition, development and operation of properties. Some of these companies are national or regional operators with far greater resources than ours. The presence of these competitors may be a significant impediment to the development of our business.


We are not able to develop or sell our Woodland Property without the agreement of our co-owner.


    On the effective date of this prospectus, we will own a 50% undivided interest in undeveloped property located in Woodland, California. We will not be able to take any action regarding this property, such as to develop it ourselves or sell it to a developer without the agreement of the owner of the other 50% interest. The co-owner of the property may not agree with us on any proposed use of the property. In this case the property will remain undeveloped until an agreement is reached.


    The market value of our 50% undivided interest may also be adversely affected by the need for all of the owners to agree on any proposed use of the
property.   A buyer of our interest would not be able to develop or sell the property on its own. A sale of our interest at appropriate values would be made more difficult because of this restriction.


Our management has limited experience in the real estate industry.


    Our chairman, president and chief executive officer, Dan Rubin, has limited experience in the real estate industry. He has no prior experience in two types of businesses in which we intend to engage: the development of unimproved properties and the conversion of existing structures from commercial to residential uses. The rest of our management team has no prior experience in the real estate industry. No member of management will devote his full time and attention to our business.


    Our management team may not be able to successfully develop or manage our business.


All key decisions concerning our business may be made by Dan Rubin, unless more than 1,500,000 shares are sold in this offering.


    Dan Rubin, our president, chief executive officer and chairman, will own 1,500,000 shares of our common stock on the effective date of this prospectus. If fewer than 1,500,000 shares are sold in this offering, Mr. Rubin will own a majority of our outstanding shares. This means that Mr. Rubin will be able to make all of the key decisions involving our business, including the election of directors, management of our operations and whether we should sell our assets to or merge with another business.


    Even if more than 1,500,000 shares are sold, Mr. Rubin will be able to make all key decisions involving our business unless other shareholders owning more than 1,500,000 shares act together for the purpose of outvoting Mr. Rubin.

We have not issued any shares of our common stock as of the date of this prospectus.


    We have not to date issued any shares of our common stock or any other of our securities. We have entered into an agreement under which we will issue 1,500,000 shares of common stock to Rubin Investment Group in exchange for a 50% interest in the Woodland Property, an undeveloped parcel located in Woodland, California. These shares will be issued on the effective date of this prospectus.


Our auditors have expressed doubt about our ability to continue as a going concern.


    Our independent auditor's opinion expressed substantial doubt about our ability to continue as a going concern. The auditors based their opinion on our current liabilities exceeding our current assets and that we have been unsuccessful to date in establishing profitable operations. We need to raise funds through this offering and successfully implement our business plan for the auditor's to remove this going concern qualification.


There are specific and different risks for each of the types of real estate acquisitions in which we intend to engage.


    We intend to engage in a variety of real estate acquisitions. Each of these acquisitions pose specific risks to us.


    We plan on directly owning improved real estate. As owner we are subject to all the risks of real estate ownership including:

    risk of finding suitable tenants

    risk of non-payment of rent or other default

    risk of operating expenses increasing more rapidly than rental income risk of changes in the neighborhood of a property causing a loss of value risk of uninsured loss

    risk of low occupancy of residential or commercial properties

    We also may acquire interests in real estate.   In these situations,
in addition to the risks of real estate ownership, we will be subject to the risk of other companies managing our property with us. We may not agree with the manner in which such a property is proposed to be managed by others.

    We also plan to purchase undeveloped property for resale or development. There is a risk that we may acquire such a property and lack the funds to develop it. If we are unable to develop it, we may be unable to sell it and will be responsible for paying the carrying costs of such property. Even if we successfully develop property, there is the risk of not being able to rent or sell it for suitable amounts or to have it occupied at suitable levels.


    The acquisition and conversion of an existing structure for new use, such as converting a commercial property for residential use, has risks similar to those for the purchase of undeveloped property. We may be unable to convert such property in a commercially reasonable manner and even if converted, we may not be able to rent or sell units for suitable amounts or to obtain suitable occupancy levels.


Our debt level may have a negative impact on our income and asset value.


    We may incur indebtedness in connection with the acquisition of properties. As a result of our use of debt, we will be subject to the risks normally associated with debt financing. The required payments on mortgages and on other indebtedness are not reduced if the economic performance of any property declines. If any such decline occurs, our ability to make debt service payments would be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, that property could be transferred to the mortgagee with a consequent loss of income and asset value.


    We do not have any policy limit in our governing documents or otherwise on the incurrence of debt. We may borrow as much as possible against each property owned by us. The absence of any limit on our borrowing may lead to losses on a highly leveraged property if the cash flow from such property declines. We would remain obligated to service the debt and could suffer losses or the forfeiture of the property if we defaulted in our debt payments.


Real estate investments are inherently risky.


    Real estate investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income and capital appreciation generated by the properties held by the entity in which the investment is made. If we acquire properties and they do not generate sufficient operating cash flow to meet operating expenses, including debt service, capital expenditures and tenant improvements, our income will be adversely affected. Income from properties may be adversely affected by the general economic climate, local conditions, the attractiveness of properties to tenants, zoning or other regulatory restrictions, competition from other available buildings, and our inability to control certain operating costs, including site maintenance, insurance premiums and real estate taxes. Income from properties and real estate values also are affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.


Our Chief Executive Officer may have conflicts of interest with our public shareholders in the conduct of our business.


    Dan Rubin, our president, chief executive officer and chairman, will allocate his work time between his duties to us and his wholly owned business, Rubin Investment Group. Public shareholders may believe that Mr. Rubin does not devote adequate time to his duties as our chief executive officer.


    Mr. Rubin had a conflict of interest when he agreed to sell to us his interest in the Woodland Property on the effective date of this prospectus. He was seeking the maximum value for his interest while we were seeking to acquire the interest for the best possible terms.


    Neither Mr. Rubin nor his affiliates have an interest in any other real estate which is likely to be sold to us. If Mr. Rubin or his affiliates did acquire such real estate, there would be a potential conflict if we entered into negotiations for the purchase of such real estate. A similar conflict would exist if we entered into negotiations to sell real estate to Mr. Rubin or his affiliates, although this is not likely to occur.


Real estate development is inherently risky.


Real estate development is subject to other risks, including the following:

    the risks of difficult and complicated construction projects,

    the risks related to the use of contractors and subcontractors to perform all construction activities, the risk of development delays, unanticipated increases in construction costs, environmental issues and regulatory approvals; and

    financial risks relating to financing and construction loan difficulties.


    Additionally, the time frame required for development, construction and leasing of these properties means that we may have to wait a few years for a significant cash return.


There is limited liquidity in real estate investments


    Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. We may not be able to ascertain whether we will be able to dispose of an investment when we find disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of our investment.


Our uninsured and underinsured losses could result in loss of value of properties.


    We intend to obtain comprehensive insurance on any developed property we may acquire, including liability, fire and extended coverage. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable, as to which our properties may be at risk in their particular locales. Our management will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to requiring appropriate insurance on our investments at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a substantial loss would not be sufficient to pay the full current market value or current replacement cost of our lost investment. Inflation, changes in codes and ordinances, environmental considerations, and other factors also might make it not feasible to use insurance proceeds to replace a facility after it has been damaged or destroyed.

We may suffer environmental liabilities.

    Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances including, without limitation, asbestos-containing materials that are located on or under the property. These laws often impose liability whether the owner or operator knew of, or was responsible for, the presence of those substances. In connection with our proposed ownership and operation of properties, we may be liable for these costs. Also, our ability to arrange for financing secured by that real property may be adversely affected because of the presence of hazardous or toxic substances or the failure to properly remediate any contamination.


Risks Relating to the Offering


Since we will be subject to the penny stock rules, we are subject to extensive government regulation, which makes it more difficult and expensive to raise necessary capital and could impact the market for the shares.


    Our common stock is subject to the "penny stock" rules. As long as the price of our shares remains below $5.00 and we are unable to obtain a listing of our stock on the NASDAQ System or other national stock exchange, we will be subject to the "penny stock" rules. In general, the penny stock rules impose requirements on securities brokers which tend to reduce the level of trading activity in a stock. Among other things, these rules require that securities brokers:


    make a special suitability determination before recommending a penny stock deliver a risk disclosure document prior to purchase

    disclose commission information concerning sales of a penny stock provide customers with monthly statements containing recent price information


If our shares remain subject to the penny stock rules, investors may find it difficult to sell them.


This offering is a direct participation offering and no underwriters or broker/dealers will be involved. Accordingly, an investor's funds may be held for nine months without interest.


    This offering is a direct participation offering. Dan Rubin will be our only director or officer involved in offering our shares. No other person, no underwriter and no broker/dealer will be involved in offering our shares or making any selling efforts.

    Because we are making a direct participation offering, we may not be able to sell the minimum amount of shares offered. If less than the minimum amount is sold during the 90 day offering period, the offering may be extended by an additional 180 days. Even with this extension, we may not be able to sell the minimum amount. This means that an investor's funds may be held by us for nine months without interest before the offering is terminated and the funds returned.


Our ability to make acquisitions of properties will be limited if only the minimum amount of shares is sold. We would not be able to acquire the Woodland Property unless an amount at least near the maximum amount is sold.


    If only the minimum amount is sold, we would use the proceeds to acquire smaller properties that generated a positive cash flow. We would not be able to implement a program involving the purchase of undeveloped property, property convertible from commercial to residential use or larger income producing properties.


    We would need to raise at least $1,500,000 before we could enter into negotiations to acquire the 50% interest in the Woodland Property not owned by us. We estimate that it would cost approximately $350,000 to $450,000 to acquire this interest. No plans have been made to complete the development of the Woodland Property if we acquire this interest.


There may not be a public market for our securities.

    A public market for our securities may not develop upon completion of this offering. There may not be any depth or liquidity in any potential market.
An investment in the shares may be totally illiquid and investors may not be able to liquidate their investment readily or at all when they need or desire to sell.


    There may not be a market maker willing to apply to have our shares listed on the OTCBB. The market maker's application for listing may not be accepted.

There is volatility in the shares of low priced stock and in the stock market.


    If a public market develops for the shares, many factors will influence the market prices. The shares will be subject to significant fluctuation in response to the following:

    variations in operating results. In our early stages, increases or decreases in operating losses may cause market price fluctuations.

    investor perceptions. The real estate industry may move in and out of favor with investors.

    interest rates.  In general, lower interest rates favor real estate activities and share prices could change in response to interest rate changes.

    general economic conditions. Real estate development of the type to be undertaken by us is more profitable when economic conditions are good. Our share price may fluctuate as conditions improve or worsen.

    future financial conditions. If our financial condition improves, our stock price should increase accordingly. Such improvement might derive from strengthening our balance sheet by increasing equity and by improving our operating results.

    management. The loss of existing management could adversely effect share price. The addition of new management with real estate experience may have a positive effect on our share price.


Possible Anti-Takeover Effects of Issuance of Preferred Stock.

    Our Articles of Incorporation and Bylaws allow us to issue preferred stock. This could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire
control of us.   These provisions could limit the price that certain investors
might be willing to pay in the future for shares of our common stock.   These
provisions allow us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the shareholders, and impose various procedural and other requirements which could make it more
difficult for shareholders to effect certain corporate actions.   The issuance
of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely effect the rights and powers, including voting rights, of the holders of our common stock. Such issuance could have the effect of decreasing the market price of our common stock.

                     Note About Forward-Looking Statements

    This prospectus contains forward-looking statements. We intend to identify forward-looking statements in this Prospectus using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section of this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.


                        Determination of Offering Price

    The price at which the shares are being offered has been arbitrarily determined by us, and does not necessarily bear any relationship to prices at which the shares of comparable companies trade, our assets, earnings, book value, or any other ordinary investment criteria. Accordingly, in comparison to utilizing such investment criteria, the offering price may be greater than would be the case were any of the above-mentioned criteria to be used in determining the per share offering price. You may not be able to resell your shares at or above the price you will pay for our common stock. No underwriter was involved in the determination of the offering price.


                                   Dilution

    Purchasers of the shares will experience immediate and substantial dilution in the value of their shares after purchase. Dilution represents the difference between the initial public offering price per share paid by the purchaser in the offering and the net tangible book value per share immediately after completion of the offering. Net tangible book value per share represents the net tangible assets, defined as total tangible assets less total liabilities, divided by the number of shares of common stock outstanding upon closing of the offering. Our net tangible book value (actual) at June 8, 2001, was $ (750) or $0.00 per common share.

Maximum Shares Sold


    Assuming that all 3,000,000 shares offered hereby are sold, we would have a pro forma net tangible book value of $3,292,543. The following table illustrates per share dilution to our new investors based on this assumption:

Offering price per Share                                           $1.00

Net tangible book value per share at June 8, 2001                  $0.00

Increase per common share attributable
to payment by new investors                                        $ .73

Net tangible book value per share
at September 30, 2001 (unaudited)
on a pro forma basis reflecting
the proceeds of this offering                                      $ .73

Dilution of net tangible book
value per share to new shareholders
from the public offering price                                     $ .27

    The following table sets forth as of June 8, 2001, on a pro forma basis, the differences between existing shareholders and new investors in the offering with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid by existing shareholders and by new investors:


              Number    Percentage   Consideration   Percentage    Average
              of        of           Paid            of            Price
              Shares    outstanding                  Total         per
                        Shares                       Consideration Share
                                                     Paid
Existing      1,500,000 33.3%        $342,534        11.6%         $0.23
Shareholders
- Pro Forma

New Investors 3,000,000 66.7%        $2,950,000      88.4%         $1.00

Total         4,500,000 100%         $3,292,534      100%          -


Minimum Shares Sold

    Assuming that the minimum number of 200,000 shares offered hereby are sold, we would have a pro forma net tangible book value of $492,543. The following table illustrates per share dilution to our new investors based on this assumption.


Offering price per Share                    $1.00

Net tangible book value per
share at June 8, 2001                       $0.00

Increase per common share attributable
to payment by new investors                 $.29

Net tangible book value per share at
September 30, 2001 (unaudited) on
a pro forma basis reflecting the
proceeds of this offering                   $.29

Dilution of net tangible book value
per share to new shareholders from
the public offering price                   $.71



    The following table sets forth as of June 8, 2001, on a pro forma basis, the difference between existing shareholders and new investors in the offering with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid by existing shareholders and by new investors.

                Number    Percentage   Consideration   Percentage    Average
                of Shares of           Paid            Total         per
                          Outstanding                  Consideration Share
                          Shares                       Paid

Existing
Shareholders
- Pro Forma     1,500,000 88.2%        $342,534        69.5%         $0.23

New Investors   200,000   11.8%        $150,000        30.5%         $1.00
Total           1,700,000 100%         $492,534        100%          -

                                Use of Proceeds

    The net proceeds from the sale by us of the 3,000,000 shares offered hereby are estimated to be $2,950,000, assuming all the shares are sold and $150,000, assuming 200,000 shares are sold, after deducting the expenses of this offering.


    All of the proceeds will be used by us for the acquisition of income producing or undeveloped properties, or interests in such properties. As payment for any property, we intend to use the proceeds of this offering, our equity and borrowed funds, in amounts to be determined by management.

    Our expected use of the proceeds of this offering will be based on the amount raised. The following represents our planned uses for the range of proceeds indicated:

      $200,000 to $500,000. With this range of proceeds, we will be limited to acquiring smaller properties such as single or several family unit residences, or small commercial properties. We will only seek properties with positive cash flows. We will not be able to acquire properties for development or for conversion from one use to another (such as commercial to residential). We would not anticipate any further negotiations for the acquisition of the 50% interest in the Woodland Property that we do not currently own.

      $500,000 to $1,500,000. With this range of proceeds we will not be as limited in our acquisitions and may seek more substantial residential and commercial properties. We would also allocate up to $200,000 to $300,000 for the acquisition of properties that are not cash flow positive, such as undeveloped property or property suitable for conversion from commercial to residential use.


      $1,500,000 to $3,000,000. In addition to seeking the type of properties we would seek with a lesser amount of proceeds, we would now seek larger commercial and residential properties. We would also emphasize negotiations to acquire the 50% interest in the Woodland Property not owned by us. The estimated amount needed to acquire this interest is $350,000 to $450,000. We would also seek undeveloped property and conversion opportunities which did not generate positive cash flow.

    The foregoing represents our best estimate of the use of the net proceeds of the offering based on current planning and business conditions. Management has broad discretionary authority to determine the exact allocation of the proceeds for the purposes set forth above and the timing of the expenditures, which may vary significantly depending upon the exact amount of funds raised, the time and cost involved in deploying the funds and other factors. Pending usage of the funds, the funds will be invested in short-term interest bearing securities or money market funds.


    If an amount less than the maximum offering is raised, we may be required to delay, scale back, or eliminate parts of our business plan or obtain funds through additional financing, including loans or other offerings of our securities. We presently have no agreements or understandings with respect to any future financing or loan agreements.


    We presently do not have any agreements or understandings to acquire additional property or real estate interests. We have not entered into negotiations to acquire additional property or real estate interests, except for our negotiations to acquire the 50% interest in the Woodland Property not owned by us.


                     Description Of Our Business

Organization And History

    We were incorporated on March 8, 2001, pursuant to the Delaware Business Corporation Act. We were formed with the stated purpose of conducting any lawful business activity. However, our purpose is to engage in the real estate business.


    We are considered a development stage company. To date, our activities have consisted of start up and organizational activities and the development of our business plan.

    Our principal shareholder has agreed to contribute to us an interest in an undeveloped property located in Woodland, California (Woodland Property).
The Woodland Property will represent our first real estate holding. The Woodland Property will be transferred to us on the effective date of this prospectus. On that date Dan Rubin, our president, chief executive officer and chairman, will transfer his 50% undivided interest in the Woodland Property to us and we will issue 1,500,000 shares of our common stock to Rubin Investment Group, Inc. (RIG), a company wholly owned by Mr. Rubin. Mr. Rubin paid $342,534 for the Woodland Property in August, 1999. Mr. Rubin acquired his interest in an arms-length negotiated transaction with an unrelated party. We have valued the Woodland Property for the purposes of our agreement with Mr. Rubin at Mr. Rubin's cost of $342,534 or $.23 per share. No appraisal of the Woodland Property was made in connection with this transaction.


    The Company's principal executive offices are located at: 2121 Avenue of the Stars, Suite 101, Los Angeles, CA 90067.


    We have no recent operating history and no representation is made, nor is any intended, that we will be able to carry on future business activities successfully. We may not have the ability to acquire property that will be of material value to us. Management plans to investigate, research and, if justified, attempt to acquire properties. We currently have no commitment or arrangement, written or oral, to participate in any property acquisition and management cannot predict the nature of any potential property acquisition it may ultimately consider. Management will have broad discretion in its search and negotiations for any property acquisition.


Types of Properties we will Acquire

     We intend to acquire the following types of properties:

       Residential: We will seek single-family homes, residential units in existing buildings and residential apartment buildings. We will seek properties in low to middle income areas. In general, our residential properties will be located in California or elsewhere on the West
       Coast. If we are able to develop our business, we will seek residential properties throughout the continental United States. We estimate that the range of values for our residential properties will be from $100,000 to $1,000,000 per project.

       Commercial: We will seek offices and retail stores for acquisition as commercial properties. We will seek properties in commercially developed areas, such as industrial parks and downtown urban centers. We will initially seek properties located in California or the West Coast, and may expand to other areas later. The estimated range of value for our commercial properties will be $250,000 to $1,000,000 per project.

    Undeveloped Properties: We will seek undeveloped property for resale or development. We will seek parcels which are in developed or developing areas and will be likely candidates for future development. These properties will be sought primarily in California. The estimated range of value for our undeveloped properties will be $100,000 to $500,000 per project.

    Conversion of Existing Structures: We will seek under utilized or abandoned commercial properties for conversion to residential use. We will convert buildings to achieve their highest and best use. We do not anticipate implementing plans for conversion of existing structures until after we have acquired other properties and have established our business operations. The estimated range of value and costs for a conversion project is at least $1,000,000.


Our Business Policies with Respect to Acquiring and Financing Properties


    The following is a discussion of our business policies with respect to acquisition, development, financing and certain other activities. Our policies have been determined by our Board of Directors and, although the Board currently does not contemplate any changes to the policies, the Board may change these policies without a vote or other approval of stockholders.



Acquisition and Development Policies


    Our business and growth strategies are designed to maximize total return to stockholders over the medium term of approximately one to three years and the long term of more than three years. Our current policies contemplate the possibility of (1) direct ownership of income producing real estate properties, including ownership through wholly-owned subsidiaries, (2) acquisition of unimproved property for development or resale, and (3) the acquisition and conversion of existing structures, which will involve turning
commercial properties into residential properties.   At the present time, we
are interested in suitable properties located in California. Eventually we will seek properties throughout the continental United States. Generally, we intend to hold our properties for the long term. However, we may sell properties when we believe the economic benefits to our stockholders warrant such action. Our policy will be to acquire assets primarily for possible capital gain.


    Although we have no formal plan as to the allocation of assets among our investments, we generally intend after startup to limit investment in a single property to a maximum of 50%
 of our total assets. We expect to fund future development and acquisitions utilizing funds from this offering and future offerings of our securities, issuances of our equity securities, sale or exchange of existing properties, borrowed funds and retained cash flow. We believe our capital structure is advantageous because it permits us to acquire additional properties by issuing equity securities in whole or in part as consideration for the acquired properties, and our equity securities will be our primary consideration for acquisition during our startup phase.


    We intend to locate suitable properties through the use of licensed real estate brokers who will be advised of our requirements. It is anticipated that the sellers of the properties will pay any broker commissions or fees relating to the sale of properties to us.

Financing Policies


    We intend to make additional investments in properties and may incur indebtedness to make those investments. We have no limitation on the number or amount of secured indebtedness or mortgages that may be placed on any one of our properties.


    Secured indebtedness incurred by us may be in the form of purchase money obligations to the sellers of properties, publicly or privately placed debt instruments, or financing from banks, institutional investors or other lenders. This indebtedness may be recourse to all or any part of our assets, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by us may be used for refinancing existing indebtedness, for financing development and acquisition of properties, for the payment of dividends and for working capital.


    If the Board determines to raise additional equity capital, the Board has the authority, generally without stockholder approval, to issue additional common stock, preferred stock or other of our capital stock in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Existing stockholders have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of a stockholder's investment in us.

Environmental Matters


    Under various federal, state and local laws and regulations, an owner or operator of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances on that property. These laws often impose such liability regardless of whether the owner caused or knew of the presence of hazardous or toxic substances and regardless of whether the storage of those substances was in violation of a tenant's lease. Furthermore, the costs of remediation or removal of those substances may be substantial, and the presence of hazardous or toxic substances, or the failure to promptly remediate those substances, may adversely effect the owner's ability to sell the property or to borrow money using the property as collateral. In connection with the ownership and operation of any property we may acquire, we may be potentially liable for such costs.


    We intend to obtain an environmental assessment of any property we may acquire.
Nevertheless, it is possible that our assessments will not reveal all potential environmental liabilities.


Competition


    The acquisition of income producing and undeveloped properties will involve competition from different companies. In both situations our competition will be substantially larger and better capitalized than us. Sellers of properties will try to obtain the best terms and price for their properties and our competition may be in a position to provide better terms and price than us.


Employees


    As of the date hereof, we do not have any employees and have no plans for retaining employees until such time as our business warrants the expense. We may find it necessary to periodically hire part-time clerical help on an as-needed basis. RIG, our principal shareholder has agreed to provide office space, clerical assistance and administrative services to us for $12,500 per month for a period of twelve months commencing on the effective date of this prospectus. The agreement will continue on a month-to-month basis thereafter unless terminated by RIG or us.

                              Plan of Operation


    We are considered a development stage company with no operations or income since inception. Our plan of operation for the next twelve months includes the following elements:


    Raising capital - we hope to raise at least $200,000, the minimum amount of this offering. We may find it difficult to raise $3,000,000, the maximum amount of this offering, because we are a development stage company with a lack to date of business activity. We may also find it difficult to raise the maximum amount because this is a direct participation offering and no underwriter or broker/dealer will be involved in selling efforts. Provided that at least the minimum amount of proceeds are received, we believe we can commence operations on a limited scale for at least twelve months. In this event, we will only invest in properties that generate positive cash flow. If only the minimum amount or an amount not substantially in excess of the minimum amount is raised, we will need to raise additional funds from other sources to expand operations.


    Acquiring properties - we intend to notify real estate brokers operating in geographical areas of interest to us that we are interested in acquiring suitable developed or undeveloped properties. When appropriate properties are identified, we will negotiate for an acceptable purchase price and terms. As consideration for any acquisition, we would use our capital, our equity and borrowed funds secured by the property acquired.


    Relationships with banks - management intends to use the start-up phase to introduce us to banks and other lending institutions that may be interested in making secured loans to us in order to pay for properties.


    Development of properties - if we acquire undeveloped properties we will try to determine appropriate development plans for the property. We may engage outside consultants and property managers to assist us in developing these plans.


    Research and development - we do not plan to engage in any product research or development in the next twelve months.

    Plant, equipment and employees - we do not plan to build or acquire any significant plant or equipment over the next twelve months. We do not plan to hire any employees until we generate cash flow from operations. RIG, our principal shareholder, will provide us with office space, clerical assistance and administrative services for a period of twelve months commencing on the effective date of this prospectus for $12,500 per month.


                           Description Of Property

    Woodland Property


    As of the effective date of this prospectus, we will own a 50% undivided interest in a parcel of approximately 6 acres of undeveloped property located in Woodland, California. Woodland is a town of approximately 45,000 residents located approximately 10 miles northeast of Sacramento, California. The property is just off Interstate Highway I-5.


    The property is completely undeveloped and vacant and has no improvements. Adjoining properties have been developed for commercial and residential uses. The property is one of very few undeveloped properties within the developed portions of Woodland. The property is zoned partly for commercial use and partly for residential use.


    The 50% undivided interest not owned by us is owned by Roy Rubin, M.D. and Sima Rubin, who are husband and wife. Roy and Sima Rubin are the parents of Dan Rubin, our president, chief executive officer and affiliate of our principal shareholder.


    Any decision to develop, sell, mortgage or otherwise deal with the property requires the consent of Dr. and Mrs. Rubin and us. We may sell or transfer our 50% undivided interest in the property. As of the date of this prospectus, there are no plans or commitments to develop, sell, mortgage or make any other use of the property. The property will be held until an appropriate opportunity to develop or sell it is accepted by the owners.


    Dr. and Mrs. Rubin on the one hand and we on the other hand, may not agree at any time on the appropriate use of the property. In that case the property will remain undeveloped until an agreement can be reached. This need for an agreement by all the owners for use of the property may adversely affect its market value. A buyer of our interest would not be able to develop or sell the property on its own. This restriction makes the sale of our interest at appropriate values more difficult.


    The property is not subject to any mortgages, liens or encumbrances. The property is not subject to any lease. As the property is undeveloped and has no improvements, management believes that no insurance in necessary.


    The Woodland Property will be transferred to us on the effective date of this prospectus. On that date, Dan Rubin, our president, chief executive officer and chairman, will transfer his 50% undivided interest in the Woodland Property to us and we will issue 1,500,000 shares of our common stock to Rubin Investment Group, Inc., a company wholly owned by Mr. Rubin. Mr. Rubin paid $342,534 for the Woodland Property in August, 1999. Mr. Rubin acquired his interest in an arms-length negotiated transaction with an unrelated party. We have valued the Woodland Property for the purposes of our agreement with Mr. Rubin at Mr. Rubin's cost of $342,534 or $.23 per share. No appraisal of the Woodland Property was made in connection with this transaction.


    We have entered into negotiations to acquire the 50% interest in the Woodlands property owned by Dr. and Mrs. Rubin. These negotiations may or
may not lead to our acquisition of this interest.   These discussions have
been preliminary and no range of prices has been discussed. We intend to pay fair market value for the interest in the property. We have not made an appraisal of the property and no plans have been made to have an appraisal.


Executive Offices


    Our executive offices are located at 2121 Avenue of the Stars, Suite 101, Los Angeles, California, 90067 in offices leased by RIG, our principal shareholder. RIG has agreed to make office space (and services) available to us for a period of twelve months commencing on the effective date of this prospectus for $12,500 per month. The space will be available to us on a month-to-month basis thereafter unless terminated by RIG or us.


Investment Policies


    The following is a discussion of our investment policies regarding real estate and interests in real estate, real estate mortgages and securities of businesses engaged in real estate activities. Also included is a discussion of our policies regarding securities, lending and borrowing money, management of investments and related activities.


    Our policies have been determined by our Board of Directors. The Board does not currently contemplate any changes to these policies. However, the Board may change the policies without a vote or other approval of shareholders.


Real Estate and Interests in Real Estate


    We propose to invest in a variety of real estate properties and interests. These investments will primarily involve personal residences (homes and units in apartment buildings) and entire residential buildings, commercial properties, undeveloped land and existing commercial properties for conversion to residential use.


    There are no limitations on the percentages of our assets which may be invested in any one property or type of property. After start-up, we intend to limit investment in a single property to a maximum of 50% of our total assets. We do not have any policy which imposes a limitation on the number or amount of mortgages which may be placed on any one piece of property. Our policy will be to acquire assets primarily for possible capital gain.


Investments in Real Estate Mortgages


    We do not currently propose to invest in mortgages on properties owned by others. We do not propose to engage in any activities relating to the origination, servicing or warehousing of mortgages.

Securities of Businesses Engaged in Real Estate Activities or Other
Businesses


    We do not currently propose to invest in securities of businesses primarily engaged in real estate activities or other businesses.

Securities, Lending and Borrowing Money and Related Activities

    We have not engaged in any of the following activities since inception:

        issuing senior securities

        lending or borrowing money

        investing in the securities of others for the purpose of acquiring control underwriting the securities of others

        purchasing and selling portfolio securities

        offering securities in exchange for property

        repurchasing our outstanding securities


    In connection with the acquisition of properties in the future, we propose to engage in borrowing money and in offering our equity securities to property owners as a means of paying for property acquisitions. We have no specific policy regarding the extent to which properties will be acquired with borrowed funds or our equity securities. Our method of paying for property acquisitions will depend on the type of property, the requirements of the seller, the value as collateral of the property, the market price of our equity at the time of such acquisitions and other factors.


Management of Investments


    We do not have in place or propose to make any arrangements regarding the use of other businesses to manage or service our properties, service our mortgages or provide investment advisory services.


                       Shares Available For Future Sale


    Upon completion of the offering, assuming the maximum is sold, we will have outstanding an aggregate of 4,500,000 shares of common stock. Assuming the minimum is sold, we will have outstanding an aggregate of 1,700,000 shares of common stock.


    The shares sold under this prospectus will be freely transferable without restriction or further registration under the Securities Act, except for shares which may be acquired by our affiliates.

    The remaining shares held by existing shareholders are restricted securities as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for exemption from registration under Rules 144 or 701 under the Securities Act or otherwise. In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1% of the then outstanding common shares or (2) the average weekly trading volume in the common shares during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions.


    In addition, under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares without regard to the volume, manner of sale and other limitations described above. None of the restricted shares held by our existing shareholders will be eligible for immediate sale in the public market under Rule 144(k).


    An employee or consultant who has purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701. This rule permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after we became a reporting company under the Securities Exchange Act, which was the date of this prospectus.


                             Plan Of Distribution


    We will receive proceeds from the sale of 3,000,000 shares, aggregating $2,950,000, after deducting offering expenses estimated to be $50,000, if all such shares are sold. In the event the minimum is sold, we will receive proceeds from the sale of 200,000 shares, aggregating $150,000, after deducting offering expenses estimated to be $50,000. We will pay all of the expenses incident to the registration of the securities, including registration pursuant to the securities laws of certain states.

    This offering is on a direct participation basis. We will offer the shares directly to investors through our chief executive officer, who will offer the shares by prospectus or other sales literature to friends, business associates and other contacts, and by direct mail to investors who have
indicated an interest in acquiring shares.   Our chief executive officer will
not receive any compensation for his services in connection with this offering. The offering does not involve the participation of an underwriter or broker/dealer.


    In the event that we enter into any agreement with any firm to act as an underwriter, dealer or agent in connection with this offering, we shall file an amendment to this prospectus which will identify such firm and set forth the terms of our agreement with such firm.


    We will offer up to 3,000,000 shares under this prospectus. In the event that at least 200,000 shares have been sold, subscriptions will be accepted and the offering will remain open until the termination date.


    Funds will be returned to investors without interest if the minimum number of shares have not been sold. We will not be deducting any fees on other amounts from the funds to be returned.


    All funds raised will be returned if we are unable to sell the minimum number of shares by the date occurring 90 days from the date of this prospectus. We may extend the offering, and the date by which the minimum number of shares must be sold before the funds must be returned, by an additional 180 days.


    The offering period may be extended by management based on its assessment of market conditions and the number of shares sold when extension is considered. If a number almost equal to the minimum or maximum has been sold, the offering may be extended so we can reach such minimum or maximum. If sales were still occurring at a significant rate near the end of the initial offering period, management may elect to extend the offering period. We intend to keep a list of the names and addresses of all persons offered our securities and will notify them of any extension by mail.

    We are offering the shares of common stock, subject to prior sale, when, as and if issued, subject to approval of legal matters by our counsel, including the validity of the shares. We reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.


    We anticipate that we will primarily sell the shares in a limited number of states. We will initially seek to qualify or register the sales of the shares in the state of California. We will not accept subscriptions from investors resident in other states unless we effect a registration therein or determine that no such registration is required.


    Pursuant to Regulation M of the General Rules and Regulations of the Securities and Exchange Commission, any person engaged in a distribution of securities, including on behalf of a selling security holder, may not simultaneously bid for, purchase or attempt to induce any person to bid for or purchase securities of the same class for a period of five business days prior to the commencement of such distribution and continuing until the person engaged in the distribution is no longer a participant in the distribution.


Directors, Executive Officers, Promoters And Control Persons

    Our directors, executive officers and key employees, their respective ages and positions, and biographical information on them are set forth below.



NAME           AGE   TITLE                           DIRECTOR SINCE
Dan Rubin      29    Chairman of the Board of        March 2001
                     Directors, Chief Executive
                     Officer and President

Daniel Nourani 30    Director                        March 2001



    All directors hold office until the next annual shareholders meeting or until their death, resignation, retirement or until their successors have been elected and qualified. Vacancies in the existing board are filled by a majority vote of the remaining directors.


    Our executive officers are chosen by our Board of Directors and serve at its discretion. There are no existing family relationships between or among any of our directors or executive officers.

    Dan Rubin:  Chairman of the Board of Directors/Chief Executive
                Officer/President
    Mr. Rubin has served as our chairman of the board of directors, chief executive officer and president since our formation in March 2001. Mr. Rubin's career has involved investments in securities and to a much lesser extent, real estate. His real estate experience involved the purchase and sale of properties, but did not include any development of unimproved property or the conversion of existing structures for new uses. Mr. Rubin has also served as president and chief executive officer of Rubin Investment Group, Inc. (RIG), a private investment company, from December 1999 through the date of this prospectus. From February 1997 through February 1999, Mr. Rubin served as president, chief executive officer and chairman of the board of directors of Country Star Restaurants, Inc. ("Country Star"), a publicly traded company that operated country music theme restaurants. From February 1996 through February 1997 Mr. Rubin was a self-employed investor in securities and real estate. Mr. Rubin obtained a Bachelor of Arts degree from Princeton University in 1998, as a member of the Class of 1993.



    Daniel Nourani:  Director
    Mr. Nourani has served as our director from March 2001 through the date of this prospectus. Mr. Nourani has no prior experience in the real estate industry. Mr. Nourani has served as Deal Manager for RIG, a private investment company, from January 2000 through the date of this prospectus.
Mr. Nourani was employed for January and February 1999 at Country Star as an administrative assistant to the President. Mr. Nourani also served as Managing Director of Nourani, Inc., a private investment company from 1997 through 1998. Mr. Nourani obtained a Bachelor of Science degree from California State University in 1993 and a Master of Science degree from California State University in 1996.


    Dan Rubin, our executive officer, will not devote his full time or attention to our business affairs. Mr. Rubin will remain a full time employee of RIG. Mr. Rubin will allocate his time between RIG and us as he deems appropriate to properly conduct our business affairs. It is anticipated that Mr. Rubin will devote 25% of his working time to our affairs.


    Mr. Rubin and Mr. Nourani served Country Star in the capacities noted above. At the time Mr. Rubin became Chief Executive Officer and President of Country Star, it was in serious financial difficulty and lacked operating capital. In December 1997, the limited liability company in Las Vegas, Nevada in which Country Star owned a 51 percent interest and which operated a theme restaurant in Las Vegas filed for bankruptcy. In March
1999, Country Star was sold and Mr. Rubin ceased his association with it. Country Star's serious financial difficulty and lack of operating capital lead to its insolvency and cessation of operations in approximately March 2000.


Board of Directors Committees

    Our board of directors has an audit committee. Its activities are subject to the approval of the full Board of Directors.


    The audit committee is primarily charged with the review of professional services provided by our independent auditors, the determination of the independence of those auditors, our annual financial statements, and our system of internal accounting controls. The audit committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it finds appropriate or as is brought to its attention, including our selection and retention of independent accountants. We anticipate that non-employee, outside directors will comprise the audit committee.


Compensation of Directors


    We do not have any arrangement for compensating our directors for the services they provide in their capacity as directors, including services for committee participation or for special assignments.


                           Principal Shareholders


    We currently have no shares of common stock outstanding. On the effective date of this prospectus, we will issue 1,500,000 shares of common stock to Rubin Investment Group in exchange for Dan Rubin transferring to us his 50%
undivided interest in the Woodland Property.   Assuming the issuance of
1,500,000 shares to Rubin Investment Group on the effective date of this prospectus, the following table lists as of the date of this prospectus, the beneficial ownership of our outstanding common stock by:



      each person known by us to own beneficially 5% or more of our outstanding common stock each of our executive officers each of our directors

      all executive officers and directors as a group


    Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. For purposes of calculating the percentages shown in the chart, each person listed is also deemed to beneficially own any shares that have been issued as of the date of this prospectus and shares that would be issued upon exercise of warrants or options currently exercisable or exercisable within 60 days of the date of this prospectus. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The inclusion of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares.

                                                  Common Stock Beneficially
             Name and Address<F1>1                       Owned Prior to
             of Beneficial Owners                           offering
             and Relationship to
                     Us
                                                   Shares          Percent


            Officers, Directors
             and 5% Shareholders
         Rubin Investment Group, Inc.<F2>2       1,500,000         100%

         Dan Rubin, President,
         CEO & Director <F2>2                    1,500,000         100%

         Dan Nourani, Director                           0           0%

         All Executive Officers and
         Directors as a Group (2 persons)        1,500,000         100%


<F1>1 Unless otherwise indicated, the address for all listed shareholders is
2121 Avenue of the Stars, Suite 101, Los Angeles, California 90067.

<F2>2 Dan Rubin, our chief executive officer, president and chairman owns 100%
of Rubin Investment Group, Inc. and is considered the beneficial owner of the shares held by that company. These shares will be issued on the effective date of this prospectus in exchange for the transfer to us of the Woodland Property.


                           Description Of Securities


    Our authorized capital consists of 100,000,000 shares of Common Stock, $.0001 par value and 10,000,000 shares of preferred stock, $.0001 par value. As of the effective date of this prospectus, there will be 1,500,000 shares of common stock issued and outstanding.


Common Stock


    Each share of our common stock has the same relative rights and is identical in all respects with every other share of common stock. The holders of the common stock are entitled to one vote for each share they hold of record on all matters submitted to a vote of our stockholders. No holder of any class of stock has preemptive rights with respect to the issuance of shares of that or any other class of stock. The common stock is not entitled to cumulative voting rights with respect to the election of directors.


    The holders of common stock are entitled to pro rata dividends and other distributions if, and when declared by the board of directors out of assets legally available for the payment of dividends. The payment of dividends, if any, in the future rests within the discretion of the board of directors.


    Upon our liquidation, dissolution or winding up, the holder of each share of common stock is entitled to share equally in the distribution of our assets after the payment of liabilities. The holders of common stock are not entitled to the benefit of any sinking fund provision.


    The shares of common stock are not subject to any redemption provisions, nor are they convertible into any other security or property. All shares of common stock outstanding are fully paid and non-assessable.


Preferred Stock


    We are authorized to issue up to 10,000,000 shares of preferred stock. As of the date hereof, there were no shares of preferred stock outstanding.
The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. We have no present plans for the issuance of shares of preferred stock. The issuance of any preferred stock could adversely effect the rights of the holders of common stock and therefore, reduce the value of the common stock. The ability of the Board of Directors to issue preferred stock could also discourage, delay or prevent a takeover. See "Risk Factors -- Preferred Stock; Possible Anti-Takeover Effects of Certain Charter Provisions."


Options

    As of the date of this prospectus, we had no outstanding warrants or options.


Transfer Agent


    The transfer agent for the common stock is ------.


Stock Options


General


    In March, 2001, our board of directors, and shareholders adopted the Rubin Property Group, Inc. 2001 employee stock option plan. The stock option plan provides a mechanism for us to provide incentive to executives, employees and other key personnel. The stock option plan provides for two kinds of options: incentive stock options and non-qualified stock options.


    Our 2001 stock option plan currently authorizes the grant of options to purchase a maximum of 5,000,000 shares of common stock, subject to adjustment for stock splits and similar capital changes. As of the date of this prospectus, no options had been granted.


Administration

    The stock option plan is administered by the board or the executive compensation committee. The board or the compensation committee has the authority to determine terms and conditions of the option issuances to participants to the extent such terms and conditions are not otherwise stated in the plan.

Effective Date


    The stock option plan became effective as of March 2001, and will continue in effect for a term of 10 years unless terminated sooner.


Eligibility


    All of our officers and other key employees are eligible to participate in the stock option plan. Non-qualified stock options may be granted under the plan to any employee, officer or director, regardless of whether the director is an officer or employee, and to any independent contractor.


Provisions of the Stock Option Plan

    Options granted under the stock option plan will either be incentive stock options or non-qualified stock options. The exercise price of each share underlying an incentive stock option equals 100% of the fair market value of the share on the date of grant of such option; provided, however, that the exercise price of incentive stock options granted to holders of at least 10% of our shares may not be less than 110% of fair market value.


    Options are exercisable in whole or in part at any time over the exercise period, but in no event may the exercise period exceed 10 years from the date of grant; provided, however, that the exercise period for incentive stock options granted to holders of at least 10% of our shares may not exceed five years from the date of grant. The option exercise price must be paid in full, at the time of exercise, in cash or with committee approval, in shares having a fair market value in the aggregate equal to the option exercise price or in a combination of cash and shares.


    In the event that a participant (other than an independent consultant) ceases to maintain continuous service with us, for any reason other than death, disability or termination for cause, an exercisable stock option will continue to be exercisable for 3 months but in no event after the expiration date of such option. If a participant dies or is disabled, exercisable options will continue to be exercisable for one year, to the extent exercisable by the participant immediately prior to his/her death or disability. A stock option terminates automatically and is no longer exercisable as of the date a participant is terminated for cause.

    Options are nontransferable and must be exercised by the grantee except in the event of death or disability in which case the options may be exercised by the qualified successor to the grantee within one year after the date of death or disability but in no event after the expiration date of such options. Notwithstanding the foregoing, the board may permit transfer of non-qualified stock options during the exercise period. The shares issued on exercise of the options will not be subject to any transfer restriction except those mandated by applicable federal and state securities laws.


Amendments and Termination


    The board may from time to time suspend, terminate, modify, or amend the stock option plan, provided that no suspension, termination, modification, or amendment of the plan may adversely effect any rights under the plan unless the written consent of those affected is obtained. Unless terminated earlier by the board, the stock option plan will terminate in March, 2011.


Number of Directors and Term of Office


    Our by-laws provide that we have a minimum of three, but no more than eleven directors. The by-laws further provide that the directors shall hold office for a term for which a director is elected and that directors shall be elected at the annual meeting of shareholders. The current board was elected for a one year term in March 2001.


Reports to Security Holders


    We intend to send to our shareholders copies of our annual report on form 10-KSB, which report contains audited financial statements, but do not intend to send our interim quarterly reports to our security holders.


                              Legal Proceedings


    We are not a party to any pending legal proceedings and are not aware of any contemplated proceeding by any governmental authority or other party.

                             Certain Transactions


    The following information summarizes certain transactions we engaged in during the past two years, or we propose to engage in, involving our executive officers, directors, promoters, 5% stockholders or immediate family members of those persons:


    In June, 2001 Dan Rubin agreed to transfer all rights and title to his 50% undivided interest in the Woodland Property to us in exchange for the issuance of 1,500,000 shares of our common stock to Rubin Investment Group, Inc. (RIG) on the effective date of this prospectus. Mr. Rubin owns 100% of RIG's outstanding stock. The Woodland property is an undeveloped parcel located in Woodland, California. The Woodland Property will be valued at $342,539 for the purposes of the agreement with Mr. Rubin. No appraisal of the Woodland Property has been made in connection with this transaction.


    This value of $342,539 is equal to the purchase price paid by Mr. Rubin in August, 1999 when he acquired his interest in the Woodland Property in an arms-length negotiated transaction with an unrelated party. Management believes that the purchase price paid by Mr. Rubin is equal to the fair value of the Woodland Property. For additional information concerning the Woodland property see "Property - Woodland Property".


    In June, 2001, we entered into an agreement with RIG pursuant to which RIG will provide us with office space, clerical services and administrative assistance for a period of twelve months commencing on the effective date of this prospectus. The agreement will continue on a month-to-month basis thereafter unless terminated by our RIG or us. We agreed to pay $12,500 per month to RIG in consideration for the space and services.


            Market For Common Equity And Related Shareholder Matters


    No shares of our common stock have previously been registered with the Securities and Exchange Commission or any state securities agency or authority. We will seek a market maker to apply to the NASD for our shares to be quoted on the Over-The-Counter Bulletin Board (OTCBB).

    Our common shares are not currently quoted. We are not aware of any established trading market for our common stock nor is there any record of any reported trades in the public market. As of the date of this prospectus, we had no shares of common stock outstanding.


    If our shares are traded on a national stock exchange or the NASDAQ market, we will not be subject to the "penny stock" rules described below.
If our shares are traded on the OTCBB, most likely the shares will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended, commonly referred to as the "penny stock" rule.

    The rule defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rule provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; authorized for quotation from the NASDAQ stock market; issued by a registered investment company; excluded from the definition on the basis of price -- at least $5.00 per share -- or the issuer's net tangible assets. If our shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse, and certain institutional investors.


    For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock and may affect the ability of shareholders to sell their shares.

Dividend Policy


    We have never declared or paid cash dividends. We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                            Executive Compensation

    We were incorporated in March 2001. None of our executive officers have received any cash compensation nor has any compensation been accrued for them. It is anticipated that no executive officer will receive any salary or other benefit until we become profitable. None of our executive officers have entered into any employment agreement with us and their employment is terminable at the will of either such employee or us.


    The following table sets forth certain information concerning compensation for the years ended December 31, 2000, 1999, and 1998.

Long Term Compensation

Name and Principal  Year  Salary  Bonus   All Other   Securities  Restricted
    Position                             Compensation Underlying    Stock
                                                       Options      Awards
Dan Rubin,          2000   -0-     -0-       -0-         N/A         N/A
President,
Chief Executive
Officer and Chairman
                    1999   -0-     -0-       -0-         N/A         N/A
                    1998   -0-     -0-       -0-         N/A         N/A




                     Interest Of Named Experts And Counsel


    Our financial statements at June 8, 2001, and for the 3 month period then ended, have been audited by Barak, Richter & Dror, as set forth in the report at the end of this prospectus, and are included in reliance on that report given on the authority of that firm as experts in accounting and auditing.


                                Legal Matters


    The validity of the common stock offered hereby will be passed upon for us by Robert L. Davidson, Esq., 75 S. Broadway, White Plains, NY 10601.



                          Management Indemnification


    The Delaware Business Corporation Act provides that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.


    The indemnification authorized under Delaware law is not exclusive and is in addition to any other rights granted to officers and directors. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director.


    Our articles of incorporation and bylaws provide for the indemnification of directors and executive officers to the maximum extent permitted by Delaware law. The articles also authorize the board of directors to advance expenses incurred in connection with the defense of any legal proceeding.


    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


    There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that would result in a claim for such indemnification.

                                    Taxes


    We will be taxed as a separate entity for Federal and state tax purposes. Investors will be taxed upon the sale or other disposition of their shares and upon the receipt of dividends from us. There is no pass through of our tax items to shareholders.


    In general, an investment in our securities is a capital asset. Gain or loss on the sale or other disposition of our shares will be measured by the difference between the amount realized on sale and the seller's cost basis. Shares held for at least 12 months at the time of sale will generate long-term capital gain. All other sales will generate short term capital gain. Long term gain for an individual is subject to a maximum federal tax of 20%.


    Any distributions made by us to a common stock holder will be dividend income to the recipient to the extent of our earnings. Distributions in excess of our earnings will constitute a return of the capital invested in the shares, and after all capital has been returned, capital gain.


    In the event of our liquidation, distributions of cash and property shall be treated as if they had been realized upon the sale or other disposition of our shares.


    This information is not intended as personal tax advice. Investors should consult with their own professional advisors regarding the tax consequences of an investment in our shares.


                                  Suitability


    The shares of common stock offered hereby involve a high degree of risk and should be purchased only by persons who can afford a complete loss of their investment.


    An active trading market for our common stock may not develop after the conclusion of this offering. An investment should be made only by persons of adequate means who do not need liquidity for their shares and who can hold their investment for an indefinite period of time.


    We have not established any minimum suitability standard.


                        Prior Performance of Management

    No member of management has engaged in any prior programs of real estate investment as a general partner, executive officer or otherwise. Accordingly, no disclosure can be made of management's "track record" in real estate programs that may be similar to the program proposed by us.


                  Conflicts of Interest and Related Policies


    The following are a description of certain transactions which may result in conflicts of interest between those of public investors and those of Dan Rubin, our president, chief executive officer and chairman.


    Mr. Rubin may allocate most of his work time to his wholly-owned company,
Rubin Investment Group.   Public shareholders may believe that Mr. Rubin is
not devoting adequate time to his duties as our chief executive officer and president. Mr. Rubin expects to allocate 25% of his work time to our business. There are no binding restrictions on how Mr. Rubin allocates his time.


    The acquisition of the Woodland Property from Mr. Rubin created a potential conflict of interest. Mr. Rubin sought the maximum value for the Woodland Property while our investors are interested in acquiring the Woodland Property for the least expense.


    Except for the Woodland Property, neither Mr. Rubin nor his affiliates have an interest in any real estate which is likely to be sold to us. All property acquisitions are expected to be from parties who are unrelated to us or our affiliates. It is unlikely that we will sell any property owned by us to Mr. Rubin or his affiliates.


    There are not present proposals or plans for Mr. Rubin or any of his affiliates to act as underwriters for other entities that would compete with us, or to place mortgages on our properties or to serve as a financial broker or insurance agent for any of our properties.


    There are no proposals to compensate Mr. Rubin or his affiliates in a manner that could create a conflict of interest between Mr. Rubin and our public shareholders. Mr. Rubin will not receive any compensation until our operations become profitable.

    Our governing instruments do not limit our officers, directors or affiliates from having an interest in properties to be acquired or disposed of by us. Our policy will be that any transaction with an officer, director or affiliate after the effective date of this prospectus will be approved by a majority of our disinterested directors, that is those who have no interest in the transaction.


    Our governing instruments do not limit our officers, directors or affiliates from engaging in business activities of the types to be conducted by us. No such person has any plans of engaging in such activities.


                            Available Information


    We are subject to the information reporting requirements of the Securities Exchange Act and, accordingly, file reports and other information with the Commission. Such reports and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1026, 450 Fifth Street N.W., Washington, D.C. 20549, and the public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The information is also available at the Commission's regional offices located at 7 World Trade Center in New York, NY 10007, at the Klucynski Building, 230 Fourth Dearborn Street, in Chicago, IL 60604 and at 5757 Wilshire Boulevard, Los Angeles, CA 90024. Copies of such material also may be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates and are also available on the Commission's web site at www.sec.gov


                            Additional Information


    We filed a registration statement with the Commission under the Securities Act with regard to the securities offered hereby. The prospectus does not contain all of the information set forth in the registration statement and in the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information reference is made to such registration statement and the exhibits and schedules thereto. The registration statement and any amendments, including exhibits are available for inspection and copying as set forth above. We intend to distribute annual reports containing audited financial statements to our shareholders.

                        Index To Financial Statements
                          Rubin Property Group, Inc.




                                                                      PAGE
Independent Auditors' Report                                           F-2

Balance Sheet as of June 8, 2001                                       F-4

Statements of Income for the 3 month
period since 3/8/01 (inception)                                        F-6

Statements of Stockholders' Equity for the 3 month
period since 3/8/01 (inception)                                        F-8

Statements of Cash Flows for the 3 month                               F-9
period since 3/8/01 (inception)

Notes to Financial Statements                                         F-11


                         INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Rubin Property Group, Inc.
Los Angeles, California



We have audited the accompanying balance sheet of Rubin Property Group, Inc. (the "Company"), as of June 8, 2001 and the related statements of income, stockholders' equity, and cash flows for the 3 month period then ended. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such financial statements present fairly, in all material respects, the financial position of Rubin Property Group, Inc. at June 8, 2001 and the results of their operations and their cash flows for the period then ended in conformity with generally accepted accounting principles.


The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has current liabilities in excess of current assets and has not yet been successful in establishing profitable operations, raising substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/S/	Barak, Richter & Dror
	Los Angeles, California

June 9, 2001

                           RUBIN PROPERTY GROUP, INC.
                                 BALANCE SHEET

ASSETS

Current Assets:
      Cash and cash equivalents (Note 2)           $    0

  Total Current Assets                                       $    0

Other Assets:
      Investments with related parties (Note 3, 4)      0
      Contracts, furniture, fixtures and equipment
        and other assets (Note 5)                       0
                                                                  0

TOTAL ASSETS                                                         $    0


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current Liabilities:
      Accounts payable                             $    0
      Accrued expenses and other liabilities          750

Total Current Liabilities                                    $ 750

Commitments and Contingencies
Loans from Shareholder                                  0

TOTAL LIABILITIES                                              750

STOCKHOLDERS' EQUITY (Note 8)

  Preferred stock; shares authorized                           N/A
  10,000,000 as of March 14, 2001 - None issued

  Common stock $.0001 par value; shares
  authorized 100,000,000
  0 shares issued:

  Additional paid-in capital
  Retained Earnings (Accumulated deficit)          (750)

  TOTAL STOCKHOLDER'S EQUITY                                  (750)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $   0


       See accompanying auditors report and notes to financial statements.

                           RUBIN PROPERTY GROUP, INC.
                             STATEMENT OF INCOME
           FOR THE PERIOD FROM 3/8/01 (INCEPTION) THROUGH JUNE 8, 2001

REVENUES (NOTE 2):
     Property management and leasing fees (Note 2)  $    0
     Commissions                                         0
     Gain on sale of commercial real estate              0
     Rental income, net                                  0
     Interest and other income                           0

     TOTAL REVENUE                                           $    0


OPERATING EXPENSES:
     Commissions and marketing expenses             $    0
     Cost of residential real estate sold                0
     Compensation and related expenses                   0
     General and administrative (Note 12)              750
     Depreciation and amortization                       0
     Interest expense                                    0

     TOTAL OPERATING EXPENSES                                   750



INCOME (LOSS) BEFORE PROVISION FOR
     INCOME TAXES AND EXTRAORDINARY ITEMS                      (750)

PROVISION FOR INCOME TAXES (Note 6)                               0

INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS                       (750)

EXTRAORDINARY ITEMS                                               0

NET INCOME (LOSS)                                            $ (750)

 SHARE DATA (Note 2):

Basic income (loss) before extraordinary items per share     $  nil
Basic extraordinary item per share                           $    0
Basic net income per share                                   $  nil
Basic weighted average shares                                     0

Diluted income before extraordinary items per share          $  nil
Diluted extraordinary item per share                         $    0
Diluted net income per share                                 $	nil
Diluted weighted average shares                                   0


      See accompanying auditors report and notes to financial statements.

RUBIN PROPERTY GROUP, INC.
STATEMENT OF STOCKHOLDER'S EQUITY
FOR THE PERIOD FROM 3/8/01 (INCEPTION) THROUGH JUNE 8, 2001






            	 Common Stock          Additional     Accumulated
               Shares    Amount     Paid-in-Capital     Deficit        Total


BALANCE,         0          0               0              0             0

Issuance of      0          0               0              0             0
common stock

Net income (Loss)                                                      (750)

BALANCE,         0          0               0              0           (750)


       See accompanying auditors report and notes to financial statements.

                           RUBIN PROPERTY GROUP, INC.
                            STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM 3/8/01 (INCEPTION) THROUGH JUNE 8, 2001


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (Loss)                                          $   (750)
 Adjustments to reconcile net income to net cash
  used in operating activities:
Change in assets and liabilities:
  Accrued expenses and other liabilities                          750

      Net cash (used in) provided by operating activities               $   0



 CASH FLOWS FROM INVESTING ACTIVITIES:

    Net cash provided by (used in) investing activities                 $   0

CASH FLOWS FROM FINANCING ACTIVITIES:
  Loans from (repayments to) Shareholders                    $      0

    Net cash (used in) provided by financing activities                 $   0


Net increase (decrease) in cash                                         $   0
CASH, BEGINNING OF YEAR                                                     0

CASH, END OF YEAR                                                       $   0

     SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

CASH PAID DURING THE YEAR FOR:

         Interest                                            $    0
         Income taxes                                             0







       See accompanying auditors report and notes to financial statements.

                          RUBIN PROPERTY GROUP, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 8, 2001


NOTE 1 - ORGANIZATION


Rubin Property Group, Inc., a Delaware corporation (the "Company") is a development stage company. The Company plans on acquiring, developing, renovating, maintaining and ultimately reselling commercial and residential real estate. The Company was formed on March 1, 2001 and has a fiscal year end of December 31, 2001.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


The Company recognizes income and expenses in accordance with accrual basis accounting.


REVENUE RECOGNITION: Property management fees are recognized over time as earned based upon the terms of the management agreement. Real estate sales revenue and gains on sale are recognized at the close of escrow when title to the real property passes to the buyer. The Company follows the guidelines for profit recognition as set forth by Statement of Financial Accounting Standards
(SFAS) No. 66 Accounting for Sales of Real Estate. The Company presents sales of long term real estate projects on a net gain on sale basis due to the fact that these properties are typically held for two to three years and may generate rental income and operating expenses during the holding period. Shorter term real estate projects are accounted for as inventory because these properties are generally held for less than one year and do not generate income during the holding period. Accordingly, gross revenue and cost of sales are presented separately on the statements of income.


ACCOUNTING ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates and assumptions are reviewed periodically and updated as management deems necessary. Actual results could differ from those estimates.


GOODWILL - The Company has no goodwill as of the financial statement date.


CASH AND CASH EQUIVALENTS - Cash and cash equivalents consists of cash and all highly liquid investments purchased with maturities of three months or less and refundable deposits in escrow.



LONG LIVED ASSETS - The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that an asset's carrying value may exceed the undiscounted expected future cash flows to be derived from that asset. Whenever undiscounted expected future cash flows are less than the carrying value, the asset will be reduced to an amount equal to the net present value of the expected future cash flows and an impairment loss will be recognized.

CONCENTRATION OF CREDIT RISK - Cash and cash equivalents are invested in institutions insured by government agencies. Certain accounts may from time to time contain balances in excess of the insured limits.


EARNINGS PER SHARE - Basic income (loss) per share for any period is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during such period. Diluted net income (loss) per share for any period is computed by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during such period. The basic weighted average number of shares used to compute net income per share is zero (0) for the 3 month period ended June 8, 2001, diluted weighted average number of shares used to compute net income per share is 1.9 million for the 3 month period ended June 8, 2001.


IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS - SFAS No. 133, Accounting for Derivative Investments and Hedging Activities was issued June 1998 and, as amended, is applicable for all fiscal years beginning after June 15, 2000. Management does not expect this pronouncement to have a material impact on the Company's financial statements.


NOTE 3 - REAL ESTATE


As an event subsequent to the date of these financial statements, the Company has entered into an agreement to acquire a 50% undivided interest in undeveloped land commonly known as 1434 East Main Street in Woodland, California. The property will be acquired through a section 351 tax-free exchange between Dan Rubin and Rubin Investment Group, Inc., and then between Rubin Investment Group, Inc. and the Company, by issuance of 1,500,000 shares of the company's common stock as of the effective date of the pending
registration statement.   This acquisition will be recorded at Mr. Rubin's
historical cost of $342,500. Although the fair market value may currently be higher, the various limitations on development, sale, etc. of owning an undivided 50% interest in vacant lands makes valuation other than historical cost difficult.

No mortgages or other liens, encumbrances or notes are recorded against the property. See Note 4 regarding related party transactions


NOTE 4 - RELATED PARTY TRANSACTIONS


The Company will own an undivided 50% interest in the undeveloped land commonly known as 1434 East Main Street, Woodland, California. The other undivided 50% interest is currently owned jointly by Roy & Sima Rubin, parents of the Company's President/CEO. Neither party can develop, encumber or alter in any way the existing status of the property without the consent of the
other. Management believes that given the unique relationship between interest holders and the joint desire to use the land to its highest and best usage, the Company will be able to move forward with its plan of operations and promptly acquire either consent of the related parties or their interest in said property.


The Company's stockholder, Rubin Investment Group, Inc. "RIG" (A New York Corporation) will be providing office space, administrative and clerical services to the Company for $12,500 per month for a period of twelve months commencing with the effective date of the Company's initial public offering. The arrangement will continue on a month-to-month basis thereafter unless terminated by either party.


Dan Rubin is the sole shareholder of RIG, it's President/CEO, and is the Company's President/CEO.


NOTE 5 - FURNITURE, FIXTURES AND EQUIPMENT AND OTHER ASSETS


The Company currently owns no furniture, fixture, equipment or other assets. The Company will utilize furniture, fixtures, equipment and other assets of its stockholder, Rubin Investment Group Inc., as described above.



NOTE 6 - INCOME TAXES


The Company is a development stage company and has not yet completed any taxable period, and therefore consequently has not yet filed any tax returns.

NOTE 7 - GOING CONCERN


The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has current liabilities in excess of current assets and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans and/or through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


NOTE 8 - CAPITAL STOCK TRANSACTIONS


The company has authorized 100,000,000 common shares and 10,000,000 preferred shares, and will issue 1,500,000 shares of its common stock to Rubin Investment Group Inc. in exchange for property (see notes 3 and 4) and will be issuing up to a maximum of an additional 3,000,000 common shares issued at $1.00/share as part of a public offering currently being sought after by the Company.


The total number of outstanding shares at the completion of the public offering is expected to be 4,500,000.


NOTE 9 - EMPLOYEE BENEFIT ARRANGEMENTS


The Company has not yet adopted a policy regarding employee benefit programs.
 The Company currently utilizes the employees of its stockholder, Rubin Investment Group Inc, during its development stages and will continue to do so until such a time as the Company generates cash flow from operations and the directors deem it necessary to segregate.

NOTE 10 - STOCK OPTION PLANS AND WARRANTS


The Company has adopted a general policy regarding the future issuance of stock options and warrants. As of this date, no options have been issued.


NOTE 12 - GENERAL & ADMINISTRATIVE EXPENSES


The Company has accrued registration fees of $750.00 in connection with an SB-2 registration currently being filed with the SEC. This amount has been expensed as operating G&A.

                                 COMMON STOCK
                 3,000,000 Maximum Number of Shares to be Sold
                  200,000 Minimum Number of Shares to be Sold


                          Rubin Property Group, Inc.


                                  Prospectus

                               __________, 2001


                         Table Of Contents On Page 1


                        Back of Prospectus Cover Page

    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                                   PART  II


Item 24.  Indemnification of Directors and Officers


    The Delaware Business Corporation Act and the Company's Articles of Incorporation and Bylaws provide that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.


Item 25.  Other Expenses of Issuance and Distribution


    The following is a schedule of the estimated expenses to be incurred by us in connection with the issuance and sale of the securities being registered hereby, other than underwriting discounts and commissions.


Registration Fee                                 $750

Blue Sky Fees and Expenses                       ___

Accounting Fees and Expenses                     ___

Printing Expenses                                ___

Transfer Agent and Registrar Fees                ___

                                                 -----
    TOTAL                                       $___*

                                                 =====

*To be filed by Amendment

Item 26.  Recent Sales of Unregistered Securities


    On June 15, 2001, Dan Rubin agreed to transfer all rights and title to his 50% undivided interest in the Woodland Property to us in exchange for the issuance of 1,500,000 shares of our common stock to Rubin Investment Group, Inc. on the effective date of the offering. The Woodland property is an
undeveloped parcel located in Woodland, California.   For additional
information concerning the Woodland property see "Business - Woodland
Property".


    The issuance of these shares was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933. All of these shares were acquired for investment purposes only and without a view to distribution. The person who received these shares was fully informed about matters concerning the Company, including its business, financial affairs and other matters and acquired the securities for his own account. The shares were issued as part of the formation process of the corporation to a founder and no offering was made.


Item 27.  Exhibits

Index of Exhibits

3.1    Articles of Incorporation and all Articles of Amendment of Rubin
       Property Group, Inc.1<FN1>


3.2    By-Laws of Rubin Property Group, Inc. 1<FN1>

4.1    Form of Stock Certificate2<FN2>

4.2    Escrow and Subscription Agreement


5      Opinion of Robert L. Davidson, Esq. Regarding Legality


10.1   2001 Stock Option Plan of Rubin Property Group, Inc.1<FN1>

10.2   Real Estate Purchase and Sale Agreement regarding Woodland
       Property.1<FN1>

                                     II-2


10.3   Office Space and Services Sharing Agreement between Rubin Investment
Group, Inc. and Rubin Property Group.1


23     Consent of Barak, Richter & Dror


<FN1>1 Previously fined with Registrant's Form SB-2 registration statement dated June 20, 2001


<FN2>2 To be filed by Amendment

Item 28.  Undertakings

                                  ------------

A.    Rule 415 Offering.

The Registrant will:


    1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

       (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) Include any additional or changed material information on the plan of distribution.

    2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.


    3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


B.  Supplementary and Periodic Information, Documents and Reports.


    Subject to the terms and conditions of the Securities Exchange Act of 1934, as amended, the Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission duly adopted pursuant to authority in that statute


C.  Indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


Signatures
          ----------

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on behalf of the undersigned in the City of Los Angeles, August 15, 2001.


                       RUBIN PROPERTY GROUP, INC.

                       By: /S// DAN RUBIN
                           Dan Rubin, President


    In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.


SIGNATURE            TITLE                                    DATE

/S/ DAN RUBIN        President, Chief Executive Officer	      August 15,2001
                     and Director
--------------
Dan Rubin

/S/ DANIEL NOURANI   Director                                August 15, 2001

--------------
Daniel Nourani

Exhibit 4.2
                           RUBIN PROPERTY GROUP, INC.

                       ESCROW AND SUBSCRIPTION AGREEMENT



Escrow and Subscription Agreement dated as of August 15, 2001 between Rubin Property Group, Inc. ("Escrow Agent" or the "Company"), and the undersigned subscriber (the "Subscriber").


The Company is offering 3,000,000 shares of its common stock (the "Shares") for $1.00 per share pursuant to the terms and conditions set forth in the Prospectus (the "Prospectus") dated August 15, 2001. The Prospectus is included in a Registration Statement that has been declared effective by the Securities and Exchange Commission. The offering will not close unless at least 200,000 Shares (the "Minimum Amount") have been subscribed for. The Escrow Agent shall hold subscription funds as herein provided until the Minimum Amount is sold.


This Agreement sets forth (i) the terms of the Subscription by Subscriber for the Shares and (ii) the terms under which the Company shall hold subscription funds in escrow (the "Escrow Fund") until the Minimum Amount is subscribed for by Subscribers.


       Accordingly the parties agree as follows:



1. Subscription. Subscriber subscribes for and agrees to purchase that number of Shares set forth on the signature page hereof. Subscriber has tendered a check in good funds in payment of the purchase price payable to the order of Rubin Property Group, Inc. Escrow Agent will hold the subscription in escrow as herein provided. The Company may reject any subscription for any reason on notice to Subscriber and return of Subscriber's funds.

2. Subscriber's Representations. Subscriber represents and warrants to the Company that (i) Subscriber has read carefully and considered the Prospectus in its entirety, including the risk factors of an investment in the Company, (ii) Subscriber has read the suitability section of the Prospectus and that an investment in the Shares are suitable for Subscriber because Subscriber can bear the risk of loss of the investment and can bear holding an illiquid investment if Subscriber is unable to resell the Shares; and (iii) Subscriber has the full power and authority to enter into this Agreement and upon execution Subscriber is bound by all the terms hereof.

3. Terms of Escrow and Conditions and Release of Escrow. The Company is offering up to 3,000,000 shares of common stock at a price of $1.00 per share on a direct participation basis. The offering will close if the Minimum Amount of 200,000 shares are subscribed for and sold. All funds raised will be returned if the Company is unable to sell the Minimum Amount of shares by the date occurring 90 days from the date of the Prospectus. The Company may extend the offering, and the date by which the minimum number of shares must be sold before the funds must be returned, by an additional 180 days (the date of termination of this offering, whether or not extended by the Company, is hereinafter referred to as the "Termination Date"). The Company will act as Escrow Agent for funds received until the Minimum Amount of shares have been sold. If the Minimum Amount has been sold, the Company will continue to accept subscriptions until the Termination Date. If the Minimum Amount has been sold before the Termination Date, the Escrow Agent shall release the Escrow Funds to the Company for its use. Funds will be returned to investors without interest if the Minimum Amount of shares have not been sold by the Termination Date. The Company will not deduct any fees or other amounts from the funds to be returned.

4. Investment of Escrow Fund. The Escrow Agent shall arrange for the investment of the Escrow Fund in a money market or commercial banking account with a commercial banker. Escrow Agent's representatives shall have sole signatory authority for the account. Any income on the Escrow Fund (after payment of expenses as proved in Section 8 hereof), shall be added to the Escrow Fund.

5. Distribution from the Escrow Fund. The Escrow Agent shall continue to hold the Escrow Fund until authorized pursuant to the terms hereof to distribute the Escrow Fund as provided herein.

    All distributions from the Escrow Fund by the Escrow Agent shall be made by wire transfer in immediately available funds to such account or by check as the Company shall designate.

6. Authority. The Escrow Agent hereby acknowledges that this Escrow Agreement is entered into for the benefit of the Subscribers to ensure that the Escrow Funds are used only in a manner envisioned by this Agreement, and to that end the Escrow Agent hereby acknowledges that the Subscriber shall have the right to enforce the provisions of this Escrow Agreement in any proceeding at law or in equity.

7. Duties, Etc. of Escrow Agent. The terms under which the Escrow Agent shall serve hereunder are as follows:

    (a) The Escrow Agent shall not be under any duty to give the Escrow Fund hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder
         or arrange therefor except as directed in this  Agreement.   Invested
         funds held hereunder shall not earn or accrue interest for the benefit of the Subscriber.

    (b) This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any an all matters pertinent hereto. No implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent.

    (c) The Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct, and except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent. The Escrow Agent (and any successor escrow agent) shall be indemnified and held harmless out of the Escrow Fund from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement. The Escrow Agent shall not be required to perform any acts that would constitute a violation of any law or any rule of any court or governmental agency.

    (d) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof or the jurisdiction of any court. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions thereof has been duly authorized to do so.

    (e) The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Escrow Agreement and shall not be liable for any action taken or omitted in accordance with such advice.

    (f) The Escrow Agent makes no representation as to the validity, value, genuineness or the collectibility or any security or other documents or instrument held by or delivered to it.

    (g) The Escrow Agent shall not be called upon to advise any party as to the wisdom of selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

8. Termination. The Company shall have the right to terminate the appointment of the Escrow Agent hereunder by giving notice in writing of such termination to the Escrow Agent, specifying the date upon which such termination shall take effect.
 	In the event of any resignation or
termination, the Company shall have the right to appoint a successor Escrow Agent, provided that such successor Escrow Agent is either (I) an attorney licensed to practice in the State of New York or California maintaining a trust account for the Escrow Fund in accordance with rules established by the New York or California Courts or (ii) a commercial bank with capital exceeding $100,000,000 and having trust powers; provided, however that if no successor Escrow Agent has been appointed within 30 days after notice of resignation or termination of the Escrow Agent, the Escrow Agent may deposit the Escrow Funds with a court of competent jurisdiction. The Escrow Agent hereby agrees that it shall turn over and deliver to such successor Escrow Agent all funds in the Escrow Fund and any other amounts held by it pursuant to this Escrow Agreement. Upon receipt of such funds and other amounts, the successor Escrow Agent shall thereupon be bound by all of the provisions hereof.

9.  Fees and Expense.  The Escrow Agent shall not receive any compensation
for the services to be rendered by the Escrow Agent hereunder.   The Escrow
Agent shall be reimbursed for all reasonable expenses, disbursement and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expense and disbursements of its counsel). Such amounts shall be paid only out of the earnings of the Escrow Fund.

10. Waivers and Modifications. This Escrow Agreement may be amended, modified, extended, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the

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Subscriber and the Escrow Agent, or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any party at any time or times of any provisions hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligation hereunder shall release or affect any liability resulting from such breach, whether by conduct or otherwise.

11. Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been duly given on the earlier of the date when received at, or the seventh day after the date when sent, postage prepaid, by registered or certified mail to, the respective addresses specified for Subscriber and for the Escrow Agreement on the signature page to this Agreement.

12. Governing Law. This Escrow Agreement shall be construed in accordance with and governed by the laws of the State of California.

13. No Assignment. This Escrow Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and shall not be enforceable by or inure to the benefit of any third party. No party may assign any of its rights or obligations under this Escrow Agreement without the written consent of the other parties.

14. Entire Agreement. This Escrow Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof, and there are no representations, warranties, understandings or agreements with respect to the subject matter hereof other than those expressly set forth herein.

15. Further Assurances. If at any time any party hereto shall consider or be advised that any further agreements, assurances or other documents are reasonably necessary to carry out the provisions hereof and the transactions contemplated hereby, the parties hereto shall execute and deliver any and all such agreements or other documents, and do all things necessary to carry out the provisions hereof.

16. Counterparts. This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


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17. Section Headings.  The section headings contained in this Escrow
Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation hereof.


IN WITNESS WHEROF, this Escrow and Subscription Agreement has been duly executed by the parties hereto as of the date first above written.


Rubin Property Group, Inc.                      Subscriber:

By: ____________________________                __________________________
    Dan Rubin                                   Signature

Address for Notices:                            ____________________________
2121 Avenue of the Stars                        Name
Suite 101
Los Angeles, CA 90067                           ___________________________
                                                Address

                                                ____________________________
                                                Social Security No.

                                                ____________________________
                                                Number of Shares

                                                ____________________________
                                                       Purchase Price
                                                (Number of Shares  x  $1.00)


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Exhibit 5

                           Robert L. Davidson, Esq.
                               75 S. Broadway
                           White Plains, NY 10601



                                August 1, 2001


Securities and Exchange Commission
Washington, D.D. 20549

Ladies and Gentlemen:


    I have acted as counsel for Rubin Property Group, Inc. (the "Company"). This opinion is submitted in connection with the registration statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission, regarding the issuance of up to 3,000,000 shares of the company's common stock (the "Shares") as described in the Registration Statement.


    I have examined such documents as I have deemed necessary for the purpose of rendering this opinion.


    Based on the foregoing, it is my opinion that the Shares, when issued and sold as provided in the Registration Statement, will be legally issued, fully paid and non-assessable.


    I hereby consent to the use of my name in the Registration Statement under the caption "Legal Matters" and consent to the filing of this opinion as an exhibit to the Registration Statement.



                                Very truly yours,


                                                     /s/  Robert L. Davidson
                                                     Robert L. Davidson, Esq.




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
Exhibit 23







                          Consent of Barak, Richter & Dror




To:   Board of Directors of Rubin Property Group, Inc.


We hereby consent to the inclusion in Form SB-2 of our report dated June 9, 2001, related to the consolidated financial statements of Rubin Property Group, Inc. for June 8, 2001.



                        /s/ Barak, Richter & Dror

Los Angeles, California
August 15, 2001


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